EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 9, 2021 with respect to the consolidated financial statements in the Annual Report of Winmark Corporation on Form 10-K for the year ended December 26, 2020. We consent to the incorporation by reference of said report in the Registration Statements of Winmark Corporation on Forms S-8 (File No. 33-85972, File No. 333-81392, File No. 333-120489, File No. 333-138798, File No. 333-143281, File No. 333-172745, File No. 333-197600, File No. 333-197601, File No. 333-221109 and File No. 333-239999).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

March 9, 2021